Exhibit 99.1

For Immediate Release:

                          LEUCADIA NATIONAL CORPORATION
         ANNOUNCES THREE-FOR-TWO STOCK SPLIT AND INCREASED CASH DIVIDEND


New York, NY, - (Business Wire) - December 8, 2004. Leucadia National Corporation (NYSE and PCX: LUK) ("Leucadia") announced today that its Board of Directors has authorized a three-for-two split of Leucadia's common shares. The split will be effected in the form of a 50% stock dividend to be paid on December 31, 2004 to holders of record of the common shares at the close of business on December 23, 2004.

Leucadia also announced today that its Board of Directors has declared a cash dividend equal to $0.375 per Leucadia common share (on a pre-split basis) payable on December 31, 2004 to record holders of Leucadia common shares on December 23, 2004. Last year's dividend was $0.25 per outstanding Leucadia common share.

As a result of these actions, for each Leucadia common share held of record on December 23, a shareholder will receive one-half of a Leucadia common share (i.e., one additional Leucadia common share for each two shares held) and $0.375 in cash. Stockholders entitled to receive fractional shares will receive cash in lieu of such fractional shares.

Leucadia National Corporation is a holding company engaged in a variety of businesses, including telecommunications (principally through WilTel Communications Group, Inc.), healthcare services (through Symphony Health Services, LLC), manufacturing (through its Plastics Division), real estate activities, winery operations, development of a copper mine (through its 72.5% interest in MK Resources Company) and property and casualty reinsurance.


CONTACT: Leucadia National Corporation
         Laura Ulbrandt
         (212) 460-1900








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